Exhibit 99.1

Kemper Corporation One East Wacker Drive Chicago, IL 60601 kemper.com

Press Release

September 20, 2016
Kemper Announces James J. McKinney to Join the Company as Chief Financial Officer
CHICAGO-(BUSINESS WIRE)-Kemper Corporation (NYSE: KMPR) announced today that James “Jim” J. McKinney will join the company in November as Senior Vice President and Chief Financial Officer. McKinney will report directly to Joseph P. Lacher, Jr., Kemper’s President and Chief Executive Officer. McKinney replaces Frank J. Sodaro, who will serve as a senior advisor to the company through the end of 2016. During the transition period, Richard Roeske, Kemper’s Vice President and Chief Accounting Officer, will serve as interim Chief Financial Officer.
In his most recent role, McKinney served as Chief Financial Officer for the Banc of California. Prior to joining Banc of California, McKinney was Principal Accounting Officer and Global Corporate Controller for International Lease Finance Corporation (IFLC), a division of AIG. In addition, McKinney worked for RBS Citizens Asset Finance, where he held several senior finance and analytical roles. In his early career, he worked for KPMG, ServiceGas and the Federal Reserve Bank of Chicago.
“Jim brings extensive finance vision, leadership, analytics and expertise to this role. With the business improvements we are driving, he will help ensure we deliver on our objectives. In addition, we are excited to help him return to his hometown of Chicago,” said Lacher. “I would also like to thank Frank for his many contributions at Kemper as CFO and in his earlier roles with the company. I wish him all the best in his next steps in his career journey.”
McKinney earned his Bachelor’s degree in Economics and Computer Science from DePauw University. He earned his Master’s degree in Accounting Science from Northern Illinois University.
About Kemper
The Kemper family of companies is one of the nation’s leading insurers. With $8 billion in assets, Kemper is improving the world of insurance by offering personalized solutions for individuals, families and businesses. Kemper's businesses collectively:

•	Offer insurance for home, auto, life, health and valuables

•	Service six million policies

•	Are represented by more than 20,000 independent agents and brokers

•	Employ 6,000 associates dedicated to providing exceptional service

•	Are licensed to sell insurance in 50 states and the District of Columbia

Learn more about Kemper.

Contact

Investors: Diana Hickert-Hill
312.661.4930
investors@kemper.com

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